Exhibit 99.2

(Genesys Conference Call)
(Confirmation Number: 184926
(Date: July 17, 2003)
(Time: 1:30 p.m. EST)
(Header: Huntington Bancshares
Incorporated)
(Host: Jay S. Gould)
(Length of Call: 1:04:00)

OPERATOR: Good day, ladies and gentlemen, and welcome to the Huntington Bancshares <Company: Huntington Bancshares Inc.; Ticker: HBAN; URL: http://www.huntington.com/> Second Quarter Earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this call is being recorded.

I would now like to turn the conference over to your host, Mr. Jay Gould. Please go ahead, sir.

JAY S. GOULD, SENIOR VICE-PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS, HUNTINGTON BANCSHARES INCORPORATED:

Thank you, Jeff. Welcome, everybody, to today’s conference call.

Before formal remarks, as you know, there are the usual housekeeping items. Copies of the slides we will be reviewing can be found on our Web site, www.huntington.com. This call is being recorded and will be available as a rebroadcast starting about one hour from the close of the call through the end of this month. Please call the Investor Relations department at 614-480-5676 for more information on how to access these recordings or playback or if you have difficulty getting a copy of the slides.

Today’s discussion, including the Q&A period, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risks, and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements.

For a complete discussion of risks and uncertainties, please refer to the slide at the end of today’s presentation and material filed with the SEC, including our most recent 10K/A, 10/Q and 8/K filings.

Let’s begin. Presenting during today’s call will be Tom Hoaglin, Chairman, President and Chief Executive Officer and Mike McMennamin, Vice Chairman and Chief Financial Officer. Also present with us today for the Q&A period is Nick Stanutz, Executive Vice-President and head of our Dealer Sales line of business.

On slide two, we note several aspects of the basis of today’s presentation. I encourage you to read this in its entirety but let me point out a couple of key disclosures related to the basis of this presentation. First, all of the prior period data contained in this presentation reflect the restatement announced this morning.

Second this presentation contains GAAP financial measures and non-GAAP financial measures where we believe it is helpful to understanding Huntington’s results of operation or financial position.

Where non-GAAP financial measures are used, a comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the slide presentation or in the quarterly financial review supplement to the 2003 second quarter earnings press release, which can be found on our Web site, www.huntington-ir.com. Also, certain performance data we will review are shown on an “annualized” basis. In the discussion of net interest income, we do this on a “fully taxable equivalent basis”. Further, we relate certain one-time revenue and expense items on an “after tax per share” basis. Many of you are familiar with the terms and usage, but for those of you who are not, we have provided definitions and rationale for their usage on this slide. Today’s presentation will take about 45 minutes. We want to get to your questions, so let’s get started.

Tom?

THOMAS E. HOAGLIN, CHAIRMAN, PRESIDENT AND CEO, HUNTINGTON BANCSHARES INCORPORATED:

Welcome, everyone, thanks for joining us today.

Turning to slide three, you’ll see that today’s agenda is full. Up front, I want to provide an update on the earnings restatement and other accounting and disclosure related changes we announced today.

Second, I’ll review today’s announcement of the dividend increase for our common stock.

Mike and I will then provide a review of our second quarter financial performance as well as the discussion of the implementation of FIN-46, which brings back on the balance sheet in the third quarter $1 billion in securitized auto loans. I’ll then wrap up our formal remarks with some updates on the outlook for second half and full-year performance expectations.

Let’s begin with slide four. On June 26th, we announced that the staff of the Securities and Exchange Commission is conducting a formal investigation. Today’s voluntary earnings restatement and change in accounting practice address a variety of issues related to the SEC investigation.

The earnings restatement includes corrections for certain timing errors related to origination fees paid to automobile dealers, deferral of commissions paid to originate deposits, certain mortgage origination fee income, the recognition of pension settlements and liabilities related to the sale of an automobile debt cancellation product. The impact of the restatement is to reduce previously reported earnings by a net $30 million after tax or 1.3% of equity as of March 31, 2003. Of the $30 million, earnings for periods prior to 2000 account for $27 million after tax.

Turning to slide five. An issue still under review by us relates to the application of SFAS 91. SFAS 91 deals with the timing of recognition of loan and lease origination fees and certain costs. The statement requires that such fees and costs, if material, be deferred and amortized over the estimated life of the asset.

Generally, Huntington has not deferred these origination fees and costs but has recognized the net amount in the period of origination, which has been disclosed in our audited financial statements. The company is reviewing the impact of this practice on its historical results. Any retroactive decision to defer these origination fees would only impact the timing, not the total amount of net revenue recognized over the life of the asset. The company has decided to defer these origination fees expenses prospectively for all loans and leases originated after June 30.

As a result of the restatement and the changes announced today, the company will file an amended 2002 annual report on form 10K/A as well as an amended quarterly report on form 10Q/A for the first quarter.

No one likes to restate their earnings, let alone make two restatements in just a matter of months. What is being corrected are accounting practices that were put in place a number of years ago. While the investigation is ongoing, we decided to take these actions now and are continuing to cooperate fully with the SEC staff.

Let’s now review today’s dividend announcement.

Turning to slide seven, we’re very pleased today to announce the Board’s decision to increase the dividend 9.4%. Our quarterly common stock dividend increases to 17.5 cents per share from 16 cents per share. This new dividend will be payable on October 1st to shareholders of record on September 19th.

We also announced we are increasing our target dividend payout range to 40 to 45%. It had been 35 to 45%. We believe this represents the proper balance between the company’s need for capital to continue to invest in building the business and our shareholders’ desire for income.

Slide eight shows the primary factors the Board took into consideration in making this decision.

The first was the positive progress we have made in improving our financial performance and the confidence we have in our prospects.

Second, and part of the financial performance improvement, has been the establishment of a strong capital position. Our capital position has strengthened considerably since we announced the 20% dividend cut in 2001. Today, we have a tangible common equity to assets ratio of 7.3%.

Further, our improved financial performance has increased the rate at which we generate internal capital to 9%. We believe this is a rate that generates sufficient capital to grow our business and earnings.

The decision to cut the dividend in 2001 was absolutely the right decision but it was painful to many of our shareholders who depend on dividends for income. The Board and I have very much appreciated your patience, encouragement and loyalty to Huntington during this period. This is why we are so pleased to raise the dividend today.

Now let’s turn to the main reason for today’s conference call, a review of second quarter performance. Remember, all the numbers reviewed reflect this morning’s restatement.

As shown in slide 10, earnings in the second quarter were $97.4 million up from $90.6 million in the first quarter with earnings per share at $0.42, up from $0.39 in the first quarter.

However, the results of both quarters contain some significant items, including: $11.6 million pretax gain from the sale of $569 million of automobile loans late in the quarter, or $7.6 million after tax, or $0.03 a share; $6.9 million pretax of securities gains, or $4.5 million after tax, or $0.02 a share; $6.4 million pretax impairment of mortgage servicing rights, or $4.1 million after tax or $0.02 a share; and $5.3 million pretax release of restructuring reserves, or $3.4 million after tax, or a $0.01 a share.

The 2003 first quarter significant items consisted of: an $8.3 million pretax gain for the sale of $558 million of automobile loans late in that quarter, or $5.4 million after tax, or $0.02 per share; $1.2 million pretax of securities gains, or $800,000 after tax with no material per share impact; and $1.0 million pretax release of restructuring reserves or $700,000 after tax with no material per share impact.

Adjusting for these items, second quarter earnings were $86.1 million or $0.37 a share, and first quarter earnings were $83.7 million or $0.36 per share.

Our ability to grow loans continued to be a positive. Average loans and leases increased at an annualized 7% rate during the second quarter, slower than the 16% rate in the first quarter. However, excluding the impact of the first quarter loan sale, the second quarter growth rate also would have been 16%.

Deposit growth also continues to be strong with core deposits, excluding retail CDs, up an annualized 20% rate, well above the 10% rate in the first quarter. The net interest margin declined 15 basis points to 3.69% from 3.84% in the first quarter. Despite this decline, fully taxable equivalent net interest income increased, reflecting loan and other earning asset growth.

Credit quality trends were mixed. On the one hand, and as expected, the net charge-off ratio increased to 85 basis points from 69 basis points. This was due to higher commercial charge-offs as auto related charge-offs declined. On the other hand, non-performing assets were down slightly, and our NPA coverage ratio increased to 255% at the end of Jun, up from 239% at March 31. Our reserve for loan and lease losses remained strong at 1.79%, up from 1.78% at the end of the prior quarter.

And lastly, our capital improved slightly as indicated by a period end intangible common equity to assets ratio of 7.31%, up from 7.25% of March 31. This ratio had been declining over recent quarters, primarily as a result of our share repurchase program.

We repurchased no shares during the second quarter and at quarter-end there were 3.9 million shares remaining under the current authorization.

All in all, we’re very pleased with this performance, as it was very much in line with our expectations.

Let me turn the presentation over to Mike, who will provide a more detailed financial performance review. Mike?

MICHAEL J. MCMENNAMIN, VICE CHAIRMAN, CFO AND TREASURER, HUNTINGTON BANCSHARES INCORPORATED:

Thanks, Tom. Most of the following slides represent the standard deck you are familiar with, so I think we can move through most of these fairly quickly.

Turning to slide 12, again, all prior periods reflect the restatement we announced this morning. This is an expansion of the slide Tom just reviewed and shows these performance measures over the last five quarters. We will talk about most of these in detail later, but let me emphasize a couple of items. Earnings per share increased from $0.39 in the first quarter to $0.42 in the second quarter, and return on equity moved up to 17.5%. The net interest margin declined 15 basis points to 3.69% from 3.84%. More on this later.

You’ll remember from last quarter’s call, all new auto lease originations after April 2002 are accounted for as direct financing leases. As such, the operating lease balances and related non-interest income and non-interest expense will decline over time. All things being equal, this results in an ongoing improvement in the efficiency ratio until these assets disappear. For the current quarter, the efficiency ratio improved to 63.1% from 67.2% in the first quarter. Of this 410 basis point improvement, 80 basis points represented the impact of the operating financing lease portfolio runoff.

Loans and leases grew at an annualized 7% rate during the quarter with core deposits excluding retail CDs up a very strong 20%. And as Tom mentioned, charge-offs were 85 basis points for the quarter up from 69 basis points in the previous quarter driven by higher commercial and industrial charge-offs as auto loan charge-offs declined. Non-performing assets were down slightly, and our tangible common equity ratio improved slightly.

Slide 13 compares the income statement for the second, first and year-ago quarters. Net interest income increased slightly as the benefit of the increase in average earning assets was mostly offset by the decline in the net interest margin. Non-interest income increased $6.2 million, reflecting a combination of offsetting items I’ll review in a moment. Provision expense increased 12.3 million from the first quarter reflecting both higher net charge-offs and to a lesser degree, loan growth.

Non-interest expense decreased $18.3 million with about half of that related to a decline in operating lease expense, again related to the runoff of that portfolio.

The graphs on slide 14 show the quarterly earnings trend in net income and earnings per share. Recall that the third quarter last year included a $24.5 million pretax, or $0.07 per share after tax, gain due to the restructuring of our merchant servicing unit. Importantly for the last two quarters, a more stabilized pattern is developing.

Slide 15 shows a declining trend in the net interest margin in more recent quarters. The right-hand side of this chart shows some of the factors we’ve previously noted that are continuing to have a negative impact on net interest margin trends but a couple of new items need to be pointed out.

The first is the impact of our rapidly growing direct financing lease portfolio. This portfolio started at zero as of last May and represents all of our auto lease production. As a new portfolio, the rates are lower than one would find in a more mature portfolio that has a component of older, higher rate leases.

The second new item is the growth of the investment securities portfolio. We’re generating strong deposit growth, as we have noted, and additionally have sold auto loans in the last two quarters. These funds are now being reinvested in securities at a time when interest rates are very low.

Going forward, we continue to expect downward pressure in the margin. Some of this will come from the most recent rate reduction by the Federal Reserve. Most of the margin pressure, however, is continuing to come from the repayment and prepayment of higher rate loans and securities. Any further reductions in the level of interest rates will put additional stress on the margin, as we are increasingly unable to pass on these lower rates to our depositors.

Slide 16 shows two measures of our interest rate sensitivity, net interest income at risk and economic value at risk, given certain changes in rates. We are relatively interest rate insensitive with respect to changes in interest rates currently. At the end of June, we sold $569 million of fixed rate auto loans, and we are in the process of reinvesting these sales proceeds. When these funds have been reinvested in fixed rate assets in the third quarter, we will return to a slightly liability sensitivity position.

Average loan and lease growth is highlighted on slide 17. Second quarter average loans and leases increased at a 7% rate from the first quarter. This rate was impacted by the first quarter sale of auto loans. Excluding the impact of that sale, average loan and lease growth would have been 16%, basically unchanged from the prior quarter. We’re very pleased with this performance.

Total commercial and commercial real estate loans increased at a 5% rate during the quarter consistent with both linked-quarter and year-over-year growth rates. Auto loans were down an annualized 32% from the first quarter due to the impact of the $558 million loan sale late in that quarter. Excluding the impact of that sale, average auto loans were up an annualized 26% versus the 19% rate in the first quarter.

Auto direct financing leases averaged $1.3 billion in the second quarter, up $0.3 million from the first quarter and up $1.1 billion from the year ago quarter. Home equity loans and lines and residential mortgages continued their strong growth pattern and were up an annualized 15% and 12%, respectively from the first quarter. Average operating lease assets continue to run-off. As we have mentioned, all new auto lease or originations since April 2002 have been direct financing leases.

Slide 18 recaps the first and second quarter auto loan sales of $558 million and $569 million, respectively. These sales are part of our strategy to reduce our exposure to the automobile business. Both sales resulted in gains and also put downward pressure on the net interest margins. The sales have also put upward pressure on our net charge-off rate. As a result of these sales, our total auto exposure was 26.9% of recorded total loans, leases and operating lease assets at the end of the quarter, down from 28.2% at March 31st and 29.8% at the end of last year.

Bringing back $1 billion of securitized auto loans onto the balance sheet in the third quarter with the implementation of FIN-46 will add about three percentage points to these ratios. While these sales lower our auto exposure, and we are going to continue to work to reduce that concentration, such sales do negatively impact ongoing earnings power. So, our challenge is to balance the need for earnings with the intent to reduce our auto exposure as we go forward.

Slide 19 shows the rapidly declining operating lease portfolio. Average balances in the second quarter were $1.8 billion, down 36% from the prior year.

Slide 20 should be familiar to you. Total core deposits excluding retail CDs increased at a 20% rate in the quarter, up from the 10% rate last quarter. This growth was concentrated in interest bearing demand, or money market, accounts, which are up at a 36% rate versus 22% in the first quarter.

Slide 21 we usually keep in the appendix but I wanted to focus on this briefly today as this looks at the success that we have had in penetrating our retail deposit customer base with mutual fund and annuity sales. As shown on the top line, mutual fund and annuity sales penetration represent about 6% of our retail deposit base. This means mutual fund and annuity sales in 2002 were 6% of our total retail deposits. Our penetration rate is 76% higher than the industry average and 36% higher than the top quartile bank in 2002. This is an area that Huntington really continues to excel.

Slide 22 reviews the trend in non-interest income. As a result of adopting operating lease accounting, our largest line item is operating lease income, which accounted for 45% of total non-interest income. Operating lease income was down 7% from the first quarter due to the decline in rental income. Deposit service charges increased $1 million, or 3%, from the first quarter. This reflected higher consumer deposit service charges, mostly in the NSF and overdraft fees as commercial service charges declined slightly. Compared to the year-ago quarter, deposit service charges were up 15%.

Brokerage and insurance income declined $1.3 million or 8%. This reflected an 18% decline in annuity sales which totaled $142 million during the quarter, down from the first quarter record sales of $174 million. In contrast, mutual fund sales were $76 million, up 45% from the first quarter. The $1 million, or 10%, increase in other service charges reflected higher transaction-based product fees coming off the seasonally weak first quarter.

Mortgage banking income declined $2.8 million, or 20%, including $6.4 million of mortgage servicing rights impairment versus none in the first quarter. Excluding the impact of this impairment, mortgage-banking income increased $3.6 million, or 26%, reflecting a 34% increase in loan production to $1.7 billion. In the month of June, a record $1.3 billion of applications were received reflecting the lower rate environment in the second quarter. Sixty seven percent of total loan production represented refinancing activity approximately the same rate as in the first quarter.

Securities gains were $6.9 million in the quarter and basically offset the impact of $6.5 million of MSR impairment.

Other income in the quarter was up $11.4 million of which $3.3 million represented the higher gains on auto loan sales in the second quarter versus the first and increases in the market value of equity investments accounted for $3.2 million. The remaining $4.9 million of the increase was due to higher fees from termination of operating lease assets, as well as higher letter of credit fees.

Slide 23 details some statistics on our mortgage banking and servicing operations. Mortgages serviced for investors totaled $5.1 billion at the end of June, up 89% from a year ago. As already mentioned, the current quarter had $6.4 million in MSR impairment due to the heavy refinance activity.

At the end of the June, mortgage servicing rights were valued at 72 basis points down from 80 basis points at the end of the first quarter. During the first half of the year, $3 billion of mortgages were originated, and our current expectations are for a like amount to be originated over the second half of the year.

Slide 24 details trends in non-interest expense. Personnel costs declined $7.7 million or 6% from the first quarter due to lower salaries, benefits and severance costs. The rapid decline of the operating lease portfolio reflected in the $8.6 million, or 8% decline in operating lease expenses. This was primarily due to lower depreciation expense on the declining portfolio and reductions in gross credit losses to $11.6 million from $12.3 million in the first quarter.

Professional services expense was up $600,000 in the first quarter. This reflected additional costs associated with the May 20th accounting restatement as well as expenses incurred in conjunction with the SEC investigation announced on June 26th.

Marketing expense was up $1.8 million.

The second quarter also included a $5.3 million release of restructuring reserves versus a $1 million release in the first quarter and $7.2 million released in 2002. Of the $5.3 million, $3.8 million of that related to reserves that were established in 1998 and $1.5 million related to reserves established in 2001 and 2002.

The 1998 reserve was established for, among other items, the exit of under performing product lines, including possible third party claims related to these exits. Management has reviewed this reserve and determined that future claims were unlikely or would be immaterial and as such reduced the level of reserve through a credit, or reserve release, to the restructuring charge line of non-interest expense.

All changes in the estimated restructuring reserves required are now reflected as charges (in the case of increases) to the reserves or a release (in the case of decreases) to restructuring charge line.

Other non-interest expense increased $3.5 million in the first quarter, spread across a variety of categories.

Slide 25 shows the trend in our efficiency ratio. It improved 410 basis points to 63.1%, with 80 basis points of that improvement due to the impact of the runoff of the operating lease portfolio.

Let me review some of the recent credit trend highlights on slide 26. We’ll cover those in more detail in just a moment. Non-performing asset ratio at 70 basis points was down from 74 basis points at the end of the quarter. In contrast, net charge-offs were 85 basis points up from 69 basis points in the first quarter. Delinquencies remained fairly steady in total, although consumer delinquencies declined a bit with commercial delinquencies increasing.

Our loan loss reserve ratio increased slightly to 1.79%, and our non-performing asset coverage ratio increased to 255% from 239%, up significantly from 158% coverage a year ago.

Slide 27 shows a trend in non-performing assets and how favorably the fourth quarter credit actions impacted this level and how flat they have been ever since.

Let me provide a little more non-performing asset detail on slide 28. While the ending balance was down just $7 million, there was a lot of activity centered in a few names. New inflows increased to $83 million during the quarter with 60% of the increase concentrated in three commercial credits. One of these credits is in the manufacturing sector with part of its business supporting auto manufacturing, another in the teleconference business and a third in a combination of businesses including marine shipping and mining or raw materials. Of these credits, one was charged off and another sold during the quarter.

The higher level of payments, which returned to levels experienced in earlier quarters, was spread over a number of credits with no notable borrower concentrations. Sales of $23 million were up significantly with over one half of these representing the disposition of one of the new non-performing assets at 85 cents on the dollar.

Last quarter, we had indicated to you that we had expected modest declines of non-performing assets going forward. However, despite the modest decline in NPAs this quarter, we continue to expect NPAs to remain around the $140 million level at least through year-end.

The next slide shows that net charge-offs were $41.1 million or 85 basis points in the quarter, up from $32.8 million or 69 basis points in the first quarter. Commercial charge-offs totaled $26.5 million up from $14.9 million with the primary driver being one of the quarter’s three new non-performing assets previously mentioned, which accounted for 45% of total commercial charge-offs in the quarter and virtually all of the increase between the second and first quarter.

Total consumer net charge-offs were $13.9 million, or 57 basis points, down from $17.3 million, or 73 basis points in the first quarter. The primary driver of this reduction was a $3.1 million or 29%, drop in auto loan net charge-offs from 138 basis points to 106 basis points.

Auto loan direct finance lease net charge-offs totaled $1.4 million in the second quarter and represented only 43 basis points up from 36 basis points. As this lease portfolio is new and is growing rapidly, it may take another year or so to reach a mature or stable net charge-off run rate. Until then, the net charge-off rate is likely to increase over this period, albeit from a low level.

Slide 30 shows the vintage performance of our indirect auto loan portfolio. The table shows the percentage of the total portfolio represented by each vintage at various points in time. The table also shows cumulative charge-off rates for four vintages beginning in the fourth quarter of 1999. These four vintages represent 97% of the loan portfolio as of June 30th.

Loans originated from the fourth quarter of 1999 to the fourth quarter of 2000 represent 1% of total auto loans at June 30th, down from 34% at the end of 2001. The cumulative charge-offs after 12 months on this vintage were 79 basis points. In contrast, loans originated in 2002 represented 42% of the total portfolio at the end of June but after 12 months had cumulative net charge-offs of 37 basis points, a 53% improvement over the earlier vintage.

Slide 31 portrays consumer delinquency trends on a 30-day and 90-plus-day-basis. Following the expected seasonal decline in the first quarter, the consumer 30-day plus ratio up-ticked slightly. In contrast, the 90-day plus delinquency ratio, which up-ticked in the first quarter, declined as expected.

Slide 32 recaps the trend in the loan loss reserve, which is previously noted, increased slightly to 1.79% of loans and leases compared to the end of the prior quarter. Second quarter provision expense exceeded net charge-offs by $8.1 million, reflecting the growth in loans in the second quarter.

Let me make some brief comments regarding capital.

If you’ll turn to slide 33, you’ll notice that our tangible equity to asset ratio as of June 30th was 7.31%, up from 7.25% at the end of March. The decline from a year earlier reflected the impact of the company’s share repurchase program and growth in assets.

During the quarter, we did not repurchase any shares. As of June 30th, there were still 3.9 million shares left under the current authorization.

We expect our tangible common equity ratio will decline about 30 basis points when we bring $1.0 billion of securitized auto loans back on the balance sheet as we implement FIN 46. This will put us pretty close to our long-term target of 7.0%.

As such, no further meaningful share repurchases are planned for the immediate future. However, I would not rule out further share repurchases entirely, I think it’s just fair to say they will be more opportunistic going forward.

Let me close my segment with a discussion of the implementation of FIN 46.

If you’ll turn to slide 35, as we previously disclosed, FIN 46, which deals with the consolidation of variable interest entities will be implemented in the third quarter. As a result, we expect $1.0 billion of auto loans that were securitized in 2000 will be reconsolidated onto the balance sheet. At the time of the securitization, a 3% outside ownership of the beneficial interest qualified for off-balance sheet treatment. FIN 46 increases that outside ownership threshold to 10%.

As shown on slide 36, implementation of this accounting standard will be treated as a one-time cumulative effect of an accounting change. This requires the write-down of certain assets and the recognition of others. It also means the establishment of on balance sheet loan loss reserves. Just the opposite of the reserve reduction that occurred at the time the assets were securitized and sold.

While implementation results in a net charge to earnings, future period earnings will benefit from the income generated by these loans. Bringing those assets back on the balance sheet has no impact on our regulatory capital ratios as these assets, though off balance sheet, are already included in risk-based assets. However, it will lower our tangible common equity asset ratio by about 30 basis points.

Slide 37 details all of these expected entries. In summary, the estimated impact of implementing FIN 46 will be a one-time charge of $18 million pretax, $12 million after tax, or about a $0.05 per share booked as a cumulative effect of an accounting change in the third quarter. We will establish a loan loss reserve of 1.01% on these loans. The addition of these loans at a 1.01% loan loss reserve rate will reduce our overall loan loss reserve ratio by about 4 basis points in the third quarter.

Let me turn the presentation back over to Tom for some closing comments.

HOAGLIN: Thanks, Mike.

Slide 39 shows that our 2003 earnings per share guidance is $1.48 to $1.52 per share. This is unchanged from the guidance provided in May. However this guidance takes into account the one-time negative five cents per share cumulative accounting change impact of implementing FIN 46 offset primarily by the positive impacts of the loan sale gains and the current restatement.

A lot of what happens will depend on the state of the economy and levels of interest rates. We are not anticipating any significant pickup in economic activity in the second half of the year nor are we anticipating further weakening.

We hope these general comments give you some guidance as you review your earnings projections for Huntington in 2003.

This completes our prepared remarks. Mike, Nick Stanutz, and I will be happy to take your questions. Let me turn the meeting back over to the operator, who will provide instructions on conducting the question-and-answer period. Operator?

OPERATOR: Ladies and gentlemen, if you do have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Once again, if you do have a question, please press the one key now. One moment for questions.

The first question is from Anthony Lombardi of Merrill Lynch. Please go ahead.

ANTHONY A. LOMBARDI, MERRILL LYNCH: Thanks. I wondered if you could just comment on the voluntary actions you’ve taken so far relative to the SEC investigation and what remains, and I guess it really has to do with the SFAS 91 that you alluded to. Just talk about that and the magnitude of the potential changes we could see there from an accounting standpoint.

MCMENNAMIN: Anthony, it’s Mike. As we mentioned, the investigation is ongoing, we’re fully cooperating with the staff of the SEC. We will be adopting the policy prospectively for all new loans and leases originated after July 1st of deferring the origination fees and associated costs.

We are still looking at the impact of not having deferred the origination fees and costs on our historical numbers. We are continuing to look at that and do further analysis on it, and we’ll see how that analysis comes out.

LOMBARDI: Do you think the magnitude is similar in nature to what you’ve already done on a voluntary basis in terms of the impact?

MCMENNAMIN: Well, we really can’t comment right now on that issue, Anthony. As we said, we’re in the middle of an investigation. Any retroactive decision to defer these origination costs and fees would only impact the timing of the recognition of those net fees, not the total amount recognized over the life of the asset.

LOMBARDI: OK. Then kind of related to the investigation but more so on the decision with respect to the dividend increase, I hear you – on the buybacks, you are not doing anything right now. But talk about the decision on a dividend in view of what’s going on with the SEC, as well as the economic outlook at least that you’re suggesting is fairly weak and the credit backdrop on NPAs, you don’t expect any movement down through the end of the year. I’m curious as to how the Board came to the decision with respect to those two dynamics outside of the ones you alluded to before.

HOAGLIN: When we reduced our dividend in the middle of 2001, we did so saying that we would look forward to reviewing the dividend level as earnings increased. And as you know, we’ve worked hard to improve our financial performance since then. I think it was the Board’s conviction, certainly it was mine, that we’ve got very positive momentum in our earnings over the last several quarters, and we feel positive about our prospects for the future. We felt this increase reflected that and nevertheless allowed us to stay within our previously announced payout ratio of 35% to 45%. So, we just kind of felt like with improving prospects, it was time to make an increase and give shareholders another way to benefit.

MCMENNAMIN: I think, also, Anthony, we are comfortable at current earnings levels that we have plenty of capital even with the dividend increase to finance future growth of the company.

LOMBARDI: OK, great. Thank you.

MCMENNAMIN: Thank you.

OPERATOR: Thank you. The next question is from the line of Fred Cummings from McDonald Investments. Please go ahead.

FRED A. CUMMINGS, MCDONALD INVESTMENTS: Yes, good morning. Good afternoon, excuse me.

Two questions. One as it relates to the accounting restatement just for point of clarification. You guys note that you’ve initiated a review of financial reporting practices. Is that simply in response to the employees’ allegations or is this some broader review of financial reporting practices?

MCMENNAMIN: Fred, this is Mike. We’ve been reviewing accounting policies and practices for a while. As you know, we’ve been making a lot of changes in the company. These actions we are taking today are just part of our continuing effort to improve transparency for shareholders and, to the extent we can, adopt more robust accounting policies.

CUMMINGS: OK.

Secondly, as it relates to credit quality, can you talk about if the three larger loans that flowed into non-accrual this quarter were any of those tied to the national shared credit review? I don’t think you guys are big players in that and can you talk about how that review might impact non-performers and net charge-offs in the second half of the year?

HOAGLIN: Fred, this is Tom.

Each of the three credits would be categorized as a shared national credit. None of the three credits that went into non-performing status, however briefly, were directed as a result of the shared national credit exam. I think it’s safe to say that Huntington was not the lead bank on any of the three credits. The one credit that related to a charge-off was in the teleconferencing audio/visual equipment area and, rightly or wrongly, came as a significant surprise to us and to other banks involved in the syndication.

MCMENNAMIN: Fred, this is Mike. You might note that our shared national credit at the end of the second quarter totaled $831 million, which versus a year ago is down $166 million. So, we continue to make progress in reducing the magnitude of that portfolio.

CUMMINGS: OK, then one last question. Can you just comment on the health of the commercial real estate portfolio particularly your exposure in Columbus? Some of the national data shows that Columbus having pretty high vacancy rates.

HOAGLIN: Fred, this is Tom. You are exactly right about the analysis of the Columbus market. Our commercial real estate portfolio, overall, continues to work very well as you can see in one of the slides. Charge-offs were negligible, delinquencies happened to be very well managed there. We are not significantly exposed in the Columbus commercial real estate, particularly downtown, which is the softest. So we feel quite confident that this will continue to be a well-performing portfolio.

MCMENNAMIN: Fred, this is Mike, and I’d also comment on the multifamily sector of the market. You’ve got two offsetting factors; the very low interest rates have fostered a movement out of apartments by a lot of younger people who are now able to afford a home. That has generated a reduction in occupancy rates. Probably for lots of these projects we used to think of 93% to 96% as being a pretty reasonable occupancy rate.

Today, those numbers would be well into the 80% and sometimes into the mid 80% range. But, offsetting that low occupancy rate has been the fact that the historically low interest rates have reduced the debt service requirement for a lot of these projects. So, you really have two offsetting factors that have tended to balance out and hold that portfolio in reasonably good shape, certainly a lot better than we saw in the 1991 recession.

CUMMINGS: Yes, OK. Thank you.

OPERATOR: Thank you. The next question comes from the line of Erik Eisenstein from S&P Equity Research. Please go ahead.

ERIK EISENSTEIN, S&P EQUITY RESEARCH: This is about the restatement. I was just curious if any issues, which are the subjects of this restatement, came up in connection with any of the prior audits? And I just want to know what, if anything, changed between June 26th, I believe, and today in terms of the confidence you had in your prior financial statements? Thank you.

MCMENNAMIN: As you know, Eric, we restated our financials in the first quarter related to FASB 13 auto leases. That was about a $2 billion restatement. At the time we restated those statements, we certified the financials and came to the conclusion, as did our auditors, that those financials fairly represented our financial position. We were very comfortable with that.

I just want to reiterate the actions we’re taking today are voluntary actions and our attempt to develop even more robust accounting policies. All of the actions we took today relate to the timing of revenue recognition, not the level but the timing of that revenue recognition.

EISENSTEIN: Yes.

MCMENNAMIN: Was there another question?

EISENSTEIN: I just wanted to know if there was anything specific that happened in the last two weeks just that might have changed your opinion regarding the previously filed statements?

MCMENNAMIN: No.

EISENSTEIN: Because I’m just reading off the statements, and at the time you said we believe or Huntington says we believe Huntington’s financial statements fairly present its financial positions and results of operations.

MCMENNAMIN: That’s correct. I think I would suggest that you look at the total of these items representing 1.3% of our equity on March 31st.

EISENSTEIN: So that’s – I guess the position is that it’s a fair representation because that’s a relatively small amount?

MCMENNAMIN: Well, I think we just stand on that statement.

EISENSTEIN: OK. Thank you.

OPERATOR: Thank you. The next question comes from the line of David Hilder of Bear Stearns. Please go ahead.

DAVID B. HILDER, BEAR STEARNS: Good afternoon, gentlemen. Again, I have three questions somewhat unrelated. First, on the auto loan sales, do you intend to make such sales as a regular practice and are these sales complete sales, you know, with no recourse back to Huntington?

MCMENNAMIN: David, let me take the second part, first. Yes, these are complete sales; there is no recourse to Huntington. We do remain a servicer on those loans for which we are paid a servicing fee. But we have no recourse on any potential credit exposure that might exist on those loans.

We stated, I think, on our last conference call that it was our intent to reduce our exposure to auto loans and leases over a period of time to something like 20% of our total loan and lease portfolio. If we include the loans that will be coming back on balance sheet here in the third quarter, we are at approximately 30% today. So, yes, as we implement that policy, the logical impact of that will be in all probability further auto loan sales.

HILDER: OK.

MCMENNAMIN: The timing of those is obviously subject to market conditions, and I think as we mentioned when we did the first loan sale, we actually just reduced the size of the balance sheet by paying-off borrowings. That has a negative impact on earnings, so as we mentioned, we really need to balance these two conflicting needs. One, the ability to generate over a period of time rising levels of income, at the same time the decision to implement and reduce the magnitude of that portfolio as a percentage of our total portfolio. So, it’s going to be a balancing act. We’re not committed to a specific time period to get that policy implemented.

HILDER: OK. And on page 36 of your presentation, I’m just curious about your statement that future period earnings will be positively impacted by net spread as a result of the adjustments on FIN 46. Do you mean that the earnings will be higher than they otherwise would have been or simply that you’ll recapture some of what you effectively charged down or write down in the FIN 46 adjustment?

MCMENNAMIN: In essence, we will benefit from the earnings on those assets. We’ll have $1 billion more loans on our balance sheet with the net interest income associated with those loans reduced by charge-offs. That will be the positive impact as we go forward.

The negative impact — these loans had been securitized and we actually had the residual interest in these loans so we did have an earning asset in the form of an interest only strip for, as I recall, I think it was on our books for about $150 million. So, the earnings on that asset will reduce our earnings going forward, but that will be more than offset by the net interest income net of charge-offs on the new assets.

HILDER: OK. And finally, any idea when you will file the form 10K/A and 10Q/A?

MCMENNAMIN: It’s required that it be filed by August 15th. (Correct filing date: August 14, 2003)

HILDER: Both of them?

MCMENNAMIN: Yes.

HILDER: OK, thanks very much.

OPERATOR: Thank you. The next question comes from the line of Todd Hagerman of Fox-Pitt Kelton. Please go ahead.

TODD HAGERMAN, FOX-PITT KELTON: Thanks very much. Good afternoon, everyone.

Tom, I was wondering if you could, in light of what’s transpired over the past four months or so, I know Nick is in the room there, if you could comment on Huntington’s ongoing strategic commitment to the dealer sales area?

And then, second, if you care to comment as it relates to kind of the statement 91 issues. If you feel that the issues are particular to Huntington or if this is more kind of an industry-wide issue that we’re grappling with here?

HOAGLIN: Todd, nothing that has transpired over the last several months, meaning our reclassification of auto leases or this latest restatement, bears any relationship to our strategic commitment to the auto business.

As you may know, it’s a business we’ve been in for 50 years. We believe – and Nick, you can close your ears now – but we believe it’s being run very well. We believe it’s a very profitable business for us. As you know, we made a change, an important change a couple of years ago relative to the quality of assets generated. That’s working out very well for us and the reclassifications and restatements really do not change at all the economics of the business. It’s about either geography or timing, but not cash flows or profitability.

So, we regret that we’ve had to go through what we’ve had to go through, and believe me, we’ve got lots of people who work very hard for us to get restatements done on a timely basis and done well. But, none of this really impacts our commitment at all to the business.

As it relates to your question about SFAS 91 relative to Huntington or ...

HAGERMAN: ... and the industry

HOAGLIN: Yes. So, let me just make sure I repeat this before I respond. You’re asking whether I think that our SFAS 91 issue is simply relative to Huntington or it’s an industry-wide issue?

HAGERMAN: Correct.

HOAGLIN: Well, OK. Mike, why don’t you take a crack at that.

MCMENNAMIN: We’re not really in a position to comment as to what other organizations are doing or not doing with regard to either SFAS 91 issues or SFAS 13 issues. We don’t know their specifics of that organization’s portfolio and policy, so I think it would be inappropriate for to us comment on that.

I would, though, Todd, tell you that you should not link the SFAS 13, SFAS 91 issues we are dealing with over the last few months with an announcement that we are going to reduce our exposure in the auto sector to 20%. Those are not connected whatsoever.

We have been talking for some time and debating for some time the need to reduce our exposure in that area. We are trying to develop a strategy, and we think we are in the process of doing so through auto loan sales, to enable Nick Stanutz to continue to grow his business. We just don’t want to retain the credit risk on balance sheet.

We do want him to continue to grow his business, and we hope to continue to grow the servicing aspect of that business much as we would in a mortgage banking context.

HAGERMAN: No, I understood completely, and I appreciate the comment, but if I may just slip in one last question as it relates to the auto.

If you could just give me a sense, as it relates to the direct finance lease portfolio, what your expectations are from the economics, kind of that normalized charge-off rate, you know, given the expected seasoning in a portfolio, what are your expectations there?

MCMENNAMIN: Todd, I think we’ve talked about expected normalized charge-offs in loans and leases. I think loans we’ve talked about getting to 75 basis points. We think leases might be just a little bit less than that, but not appreciably so. So, maybe in the 65 to75 basis point range as we get on a more normalized basis.

HAGERMAN: OK, great. Thanks very much, everyone.

OPERATOR: Thank you. The next question is from the line of Adam Horowitz with Ulysses Management, please go ahead. Good afternoon.

ADAM HOROWITZ, ULYSSES MANAGEMENT: Actually, Todd preceded me and asked most of my questions, but if you could follow up on the auto side. Given that the manufacturers are getting more aggressive in extension of credit, can you give us more information in terms of how you’re playing defensively in extending loans to not getting any adverse selection?

NICHOLAS G. STANUTZ, EXECUTIVE VICE-PRESIDENT, DEALER SALES, HUNTINGTON NATIONAL BANK: Adam this is Nick Stanutz. Actually, what we are seeing in the marketplace is the manufacturers creating the demand through the advertising. It in effect is creating opportunities for us and other banks in the universe simply because most of the incentive programs that are being offered, especially the domestic incentive programs, all have large sums of cash associated as a counter to the low interest rate. And the dealership associates are really showing customers the benefit of taking the cash, because you get the immediate benefit of that versus the interest rate, especially when people are trading their cars maybe every three years or so on five-year loan contracts.

So actually, we are seeing over a period of time, really throughout the whole year of 2003, each quarter our FICO scores are actually getting better. And today, somewhere between 85% and 85% of our production would be considered “A” credit in the auto finance business.

Secondly, our market share actually is going up in all of our footprint locations, and actually, to your surprise probably, the domestic manufacturing market share is actually declining.

HEROWITZ: Thank you very much.

OPERATOR: Thank you. The next question is from the line of Daniel Martin of Standard & Poor’s. Please go ahead.

If there are any further questions at this time, please press the one key now. We do have one more question in queue from Dean Unger of Neuberger Berman.

DEAN UNGER, NEUBERGER BERMAN: Hello, hi. Let me ask you just about the guidance. I want to make sure I understand it. If I understand it correctly, it seems like you are saying that the second half earnings are going to be a little bit lower even if you correct for these loan sale gains and restatement impact. In the second half than they were in the first half. Is that what you are saying?

MCMENNAMIN: Well, this is Mike. If you just took the midpoint of our range for the sake of discussion, which would be $1.50, we reported first half earnings of $0.81, $0.39 and $0.42. So by definition, that implies if $1.50 is the midpoint, that implies $0.69 in the second half. That $0.69 includes the adoption of FIN 46, so that’s a nickel so that gets you to $0.74 ...

UNGER: Right.

MCMENNAMIN: ... for the second half. If you ex out the auto gains and the impact of the restatement in the first half, you get $0.36 and $0.37 respectively for the first and second quarters. We’re not sure that it’s quite correct to exclude all of the auto gains but if you did that, you’d get a $0.73 first half and a $0.74, on that math, second half.

UNGER: So, about the same. And when you look at the second half of the year, it seems like the margin will be under some margin pressure and do you expect the same sort of deposit and loan growth, are you still equally optimistic in the second half?

MCMENNAMIN: Well, we certainly don’t expect to see a deposit growth in the 20% range that we happened to see this quarter. I think we do feel optimistic about deposit growth. We think we are developing a good sales franchise that has the capability of selling products, both loans and deposits.

If you looked at our track record over the last few quarters, we’ve done a very nice job, I think, of generating loans in a pretty difficult environment. Your perception is correct. I think we’re going to continue to have margin pressure at Huntington and the rest of the industry. In the second half of the year bank margins are not going to hold up at these kinds of levels if we have 1% interest rates or if interest rates were to go even lower.

HOAGLIN: This is Tom. I also might point out that the sale of our offices in Martinsburg, West Virginia, continues to be on schedule and should be completed later this month. That will produce an after tax gain which is not included in our guidance.

UNGER: OK. And if I could ask one final question then about the salary expense which was down about 8%? You mentioned that it was lower salaries and things like that.

I was wondering if you could maybe give a little bit more details about why the salaries went down and so on?

MCMENNAMIN: Part of it would be seasonal. As you know, salaries are subject to FICA taxes. As you get into the second and certainly the third quarter, those taxes tend to be lower than they are in the first quarter of the year when just about everyone is paying FICA taxes. So, that’s one factor.

We had higher severance costs that were incurred in the first quarter than the second quarter. That was the second factor.

UNGER: So, is the level in the second quarter more of an indicative level of like a basis from going forward?

MCMENNAMIN: I think you probably will see in the second half of the year salary expenses go up a little bit from the second quarter level.

UNGER: OK. Well, thanks a lot.

OPERATOR: Thank you. Mr. Gould, there are no more questions in queue at this time.

GOULD: Jeff, thank you. Thank you, everybody, for participating. If you have any questions, please give us a call. Thanks again.

OPERATOR: Ladies and gentlemen, that does conclude your conference for today. We thank you for your participation. You may disconnect at this time.

END